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                                                                   Exhibit 10.23


                         EXECUTIVE RETIREMENT AGREEMENT


         Agreement made on JUNE 10, 1998, between Gadzooks, Inc., a Texas corporation (the "Company"), and MONTY R. STANDIFER ("Executive").


                                    RECITALS


         A. Executive is currently employed by the Company.

         B. The Company and Executive desire to enter into certain agreements providing for certain events upon the Executive's retirement from the Company.

         NOW THEREFORE, in consideration of the premises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Eligibility. The Executive or his estate, devisees or heirs, as the case may be, shall be eligible to receive the benefits provided for in this Agreement so long as he is an officer of the Company at or above the level of vice president (an "Executive Officer") on the termination date of the Executive's employment with the Company as a result of either (i) the Executive's death, (ii) the Company's termination, without Cause (as defined herein), of the Executive's employment with the Company or (iii) the Executive's retirement from employment with the Company (each, the "Retirement Date"). The Executive shall cease to be eligible for the benefits provided for in this Agreement if his employment with the Company is terminated by the Company for Cause, and this Agreement shall automatically terminate and be of no further force or effect upon the date of such termination. The Company shall have the right to terminate the Executive's employment at any time for any of the following reasons, each of which is referred to herein as "Cause": (i) any act of fraud or dishonesty with respect to any aspect of the Company's or any affiliate's business; (ii) continued use of illegal drugs; (iii) as a result of the Executive's gross negligence or willful misconduct, the Executive shall violate, or cause the Company to violate, any applicable federal or state securities or banking law or regulation and as a result of such violation, shall become, or shall cause the Company or any affiliate to become the subject of any legal action or administrative proceeding seeking an injunction from further violations or a suspension of any right or privilege; (iv) as a result of the Executive's gross negligence or willful misconduct, the Executive shall commit any act that causes, or shall knowingly fail to take reasonable and appropriate action to prevent, any material injury to the financial condition or business reputation of the Company or any affiliate; (v) substantial failure of performance, repeated or continued after written notice of such failure and explanation of such failure of performance, which is reasonably determined by the Board of Directors to be materially injurious to the business or interests of the Company or any affiliate; or (vi) conviction of a felony or of a crime involving moral turpitude.

         2. Stock Options - Acceleration of Vesting. Immediately after the Retirement Date and notwithstanding the provisions of any applicable stock option agreements, all of the Executive's unexpired Company stock options granted pursuant to any Company stock option plan shall become vested in full and may be exercised by the Executive (or by the Executive's personal representative, heir or legatee, in the event of death) at any time within the earlier of (i) 36 months following the Retirement Date and (ii) the expiration of the stock option's term.



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         3. Insurance Coverage. After the Retirement Date and until the death of the Executive or the Executive's spouse, whichever is later, the Company will continue to provide to the Executive (and the Executive's spouse, if applicable) all medical, dental and life insurance coverage provided to the Executive (and the Executive's spouse, if applicable) by the Company on the Retirement Date
(the "Insurance Coverage"); provided, however, once the Executive or his spouse becomes eligible for Medicare coverage, the Insurance Coverage will automatically be reduced with respect to such person by the amount of Medicare coverage, irrespective of whether the Executive or his spouse actually obtains such coverage, and thereafter the Insurance Coverage with respect to such person will only be supplemental to Medicare coverage. The Insurance Coverage may be modified by the Company at any time subsequent to the Retirement Date as long as such modifications are pursuant to and to the same extent as any modifications to the Company's insurance coverage provided to the Executive Officers in office on the date of such modifications and such modifications do not result in a substantial reduction in benefits under the Insurance Coverage.

         4. Transitional Consultancy. During the eighteen (18) months immediately following the Retirement Date (the "Consulting Period"), at the sole discretion of the Company's Board of Directors, the Company may elect to retain the services of the Executive to facilitate an orderly transition of the Executive's duties and responsibilities to the Executive's successor(s) (the "Services"). If the Company's Board of Directors so elects, the Company and the Executive will negotiate in good faith to enter into a mutually acceptable consulting relationship under which the Executive would be an independent contractor.

         5. Pro Rated Bonus Payment. On the date that the Executive Officers are paid their bonuses for the fiscal year that includes the Retirement Date, the Company will pay to the Executive or his estate, devisees, or heirs, as the case may be, an amount equal to (i) the bonus that the Executive would have received if he was still an Executive Officer on such date multiplied by (ii) a fraction, the numerator of which is equal to the number of days from the first day of the fiscal year that includes the Retirement Date to the Retirement Date, and the denominator of which is equal to 365.

         6. Not a Contract of Employment. This Agreement shall not be deemed to constitute an express or implied obligation of the Company to continue to employ the Executive.

         7. Successors. The provisions of this Agreement shall be binding upon the Company and its successors and assigns.

         8. Governing Law. This Agreement will be construed and enforced according to the laws of the State of Texas.

           IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the day and year first above written.

                                      GADZOOKS, INC.

                                      By:           Gerald R. Szczepanski

                                      Name:    /s/  Gerald R. Szczepanski
                                           -------------------------------------
                                      Title:        Chairman of the Board and
                                                    Chief Executive Officer


                                               /s/  Monty R. Standifer
                                           -------------------------------------
                                                    Monty R. Standifer


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